                                                                    EXHIBIT 99.1

(INSITUFORM-TECH) (INSU) Insituform Technologies, Inc. Lowers Guidance for Second Quarter

         Chesterfield, MO - July 9, 2003 - Insituform Technologies, Inc. (Nasdaq National Market: INSU)("Insituform" or the "Company") today announced a revised earnings estimate for the second quarter ended June 30, 2003 of approximately $0.22 per share from continuing operations. In April the Company provided a forecast for the second quarter in the range of $0.29 to $0.33 per share, based on revenues of $126 million, with the results dependent on loading and release of work and on the settlement of claims in the Elmore operation. The Company now believes that second quarter earnings per share from continuing operations will be approximately $0.22 on revenues of approximately $124 million. All revenue and earnings data for the second quarter of 2003 cited in this news release are estimates. The Company has not completed the closing of its accounts for the second quarter.

         Additional unanticipated losses were incurred in the second quarter on some of the contracts acquired with Elmore, and the Company has not yet been able to finalize settlement of its related customer claims and change orders or its claim against the sellers of the Elmore business which would have offset some of the losses. Revenues in the Elmore operation continued to be low. The Company expects earnings per share attributable to the Elmore operation to be down $0.07 compared to the same quarter last year and below its second quarter forecast by $0.04. The remainder of the Tunneling operation performed as anticipated, with earnings expected to be up 39% compared to the same period last year. The Company believes that the original Elmore contracts are substantially completed. The Company is not able to predict when its claims relating to these contracts will be settled nor the amount it may recover. Accordingly, no provision has been made for this in any forecast of future results.

         The Company's Kinsel operation had second quarter revenues in line with its expectations but incurred losses at one of its locations and lower than expected margins in others. The Company anticipates that earnings attributable to the Kinsel operation will be $0.05 per share below the second quarter of 2002 and $0.02 per share below its forecast.

         Revenues in two large domestic cured-in-place-pipe ("CIPP") operations were significantly weaker than expected and not fully offset by strong performance in the rest of the country. Total domestic CIPP revenues were down 6% from the same period last year while the corresponding gross margin was stronger than in 2002. Higher than expected casualty, workers compensation and healthcare claims and write-offs of obsolete small diameter equipment and inventory offset much of the cost reductions the Company has achieved. The Company expects earnings attributable to the domestic CIPP operation to be down $0.04 per share from the same period in 2002 and $0.06 per share from forecast.

         Domestic CIPP orders were strong and total domestic CIPP backlog increased an estimated 25% during the quarter. Orders were weaker in other operations. The Company expects more tunneling opportunities in the third quarter.

         Cash on hand totaled $117 million at June 30, 2003 and net debt was approximately $17 million.

         The Company will provide guidance for the third quarter of 2003 when it releases final results for the second quarter on July 24. Tony Hooper, Chairman and CEO, and Joe White, Vice President and CFO, will host a conference call at 9:30 a.m. Eastern Time on Thursday, July 10, to discuss this announcement. After opening remarks, there will be a limited question and answer period. Any financial or statistical information presented during the call, including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results, can be accessed by clicking on the Presentations tab on the Investor Relations page of the Company's Web site (www.insituform.com) or by using the following link: http://www.shareholder.com/insituform/MediaList.cfm.

         Anyone may listen to the conference call via the Internet by connecting through the Company's Web site (www.insituform.com) five to ten minutes prior to the scheduled time.

         Anyone who is unable to listen to the live conference call, or wants to listen to it a second time, may access an audio archive of the webcast beginning approximately two hours after the conclusion of the conference call through www.insituform.com.

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.

         This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time. Insituform does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT:  Insituform Technologies, Inc.
          Joseph A. White, Vice President and CFO
          (636) 530-8000